November 14, 2018

CannaPiece Group Inc.

2240 Midland Ave., Unit 103

Toronto Ontario M1P 4R8

Attn: Ahmed “Ray” Rasouli, CEO

Via email

RE: Amend the 10-10-18 Letter of Intent Termination Date and the CAD$5,000,000 Subscription Agreement Purchase Dates, Purchase Amounts, the Price per Share and the Currency Conversion Rate Quote Source

Dear Mr. Rasouli:

Novo Integrated Sciences, Inc., a Nevada corporation (“NVOS”), Novo Healthnet Limited, an Ontario corporation and CannaPiece Group Inc., an Ontario corporation (“CG”), are parties to the Letter of Intent, dated 10-10-18, as attached hereto as Exhibit A (the “LOI”).

The purpose of this letter is to amend the LOI to:

1.	extend the termination date therein. As we have discussed, the “Termination Date” for all purposes under the LOI is hereby amended to be December 15, 2018, and

2.	define the LOI referenced CAD$5,000,000 Subscription Agreement purchase dates, amount and price per share; as follows:

a.	CG will purchase a Novo Integrated Sciences, Inc. USD$500,000 Subscription Agreement (“Sub-Agree #1”), at a per share price of USD$0.92 as calculated under the terms of the 10-10-18 LOI, no later than November 15, 2018.

b.	CG will purchase a 2nd Subscription Agreement (“Sub-Agree #2”) from NVOS no later than December 15, 2018. The full amount of Sub-Agree #2 will be determined by calculating the USD-to-CAD conversion of USD$500,000, Sub-Agree #1, and subtracting this amount from the CAD$5,000,000 Subscription Agreement total amount defined in the LOI, dated 10-10-18. The per share price of Sub-Agree #2 will be USD$0.92 as calculated under the terms of the LOI, dated 10-10-18, and

3.	define the source of any currency conversion as the rate quoted on x-rates.com for the date of conversion.

The LOI, as amended herein, shall remain in full force and effect.

We continue to look forward to working with you to complete the transaction successfully and expeditiously. If the foregoing correctly sets forth your understanding, please execute a copy of this Letter in the space set forth below and return to me.

11120 NE 2nd Street, Suite 200 Bellevue, WA 98004 USA

Phone: (206) 617-9797

www.novointegrated.com

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Very truly yours,

By:	/s/ Robert Mattacchione
Robert Mattacchione
CEO, Novo Integrated Sciences, Inc.
Chairman, Novo Healthnet Limited

ACKNOWLEDGED AND AGREED to on November 14, 2018:

By:	/s/ Ahmad Rasouli
Ahmad Rasouli
CEO, CannaPiece Group Inc.

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Letter of Intent

(Attached)

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Novo Integrated Sciences Inc./ Novo Healthnet Limited

11120 NE 2nd Street, Suite 200

Bellevue, Washington 98004

Oct. 10, 2018

CannaPiece Group Inc.

2240 Midland Ave., Unit 103

Toronto, Ontario

M1P 4R8

Attention: Ray Rasouli

Re: Letter of Intent for the purchase of Novo Integrated Sciences Inc. shares and the contemplated merger of Novo Integrated Sciences Inc. and CannaPiece Group Inc.

This binding letter of intent (“LOI” or “Letter”), is to generally record terms and conditions of the proposed agreement whereby Novo Healthnet Limited, an Ontario corporation (“NHL”) will enter into a joint venture relationship with CannaPiece Group Inc. (“CG”), a corporation incorporated under the laws of Ontario. In addition, CG will also invest into NHL’s parent company, Novo Integrated Sciences Inc. (“NVOS”), a company incorporated in the state of Nevada whose shares are traded publicly in the OTCQB. CG and NVOS will also enter into a share exchange agreement resulting in each company having mutual interest in the other.

This Letter is a binding agreement between us. Notwithstanding the foregoing, the parties acknowledge and confirm it is their intention that this Letter will serve only as a preliminary interim agreement in relation to the matters described herein, which will apply until the Definitive Agreement (as defined below) is concluded.

The following paragraphs reflect our preliminary agreement with respect to the Transaction (as defined below):

1.	Structure: The parties intend to enter into a subscription agreement and a share exchange or other similar business arrangement (the “Transaction”) in which:

i.	Prior to, and as a condition of closing, CG will take the necessary and appropriate steps required to ensure that the corporation is properly registered, and all subsidiaries properly organized and identified.

ii.	CG will purchase through a subscription agreement five million Canadian dollars (CAD $5,000,000) in value of NVOS shares. The share price will be determined by a thirty-day closing average based on the thirty day period ending on the date of execution in counterpart of this LOI, and the application of a market acceptable discount to the determined average. In addition, CG, NHL and NVOS will enter into a share exchange arrangement whereby (a) NHL will own or control twenty five percent (25%) of all common stock of CG upon closing of the Transaction, and (b) CG will own or control twenty-five million Canadian dollars (CAD $25,000,000) worth of NVOS stock, which value shall be established by a 30-day closing average based on the thirty day period ending on the date of execution of this LOI, and the application of a market acceptable discount to the determined average. The twenty-five million Canadian dollar (CAD $25,000,000) value is based on a pre-revenue, post-licensing evaluation of CG in the amount of one hundred million Canadian dollars (CAD $100,000,000).

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iii.	NVOS shall have the right to appoint one board member on the CG board of directors and CG shall have the right to appoint one board member on the NVOS board of directors.

iv.	CG will roll-out a clinic cannabis access program in all applicable Novo network clinics.

v.	CG will enter into a case conference program with applicable Novo network stakeholders.

2.	Due Diligence: The parties will work promptly to carry out all required due diligence in respect of the Transaction, including without limitation, the completion of standard business, legal and other inquiries and a review of applicable laws and regulations. The parties will afford each other, its employees, auditors, legal counsel, and other authorized representatives all reasonable opportunity and access during normal business hours to inspect and investigate the business and financial affairs of the other party.

3.	Definitive Agreement. We mutually agree to proceed reasonably and in good faith toward the negotiation and execution of definitive documentation which shall contain the terms and conditions set out in the LOI and such other terms, conditions, indemnities, representations, warranties, covenants as are customary for transactions of this nature (the “Definitive Agreement”). The parties shall cooperate in structuring the Transaction in the most effective manner having regard to applicable tax, corporate, and securities laws. Upon the execution and delivery of the Definitive Agreement, it will supersede this Letter.

4.	Regulatory Approvals and Contractual Consents: Each of the parties will use its commercially reasonable best efforts to obtain:

i.	the necessary board approvals and shareholder approvals for the Transaction prior to the execution of the Definitive Agreement; and

ii.	all necessary regulatory approvals (including approvals from any licensing authorities) and third-party consents and the necessary shareholder approvals prior to the closing of the Transaction and to cooperate in providing any submissions necessary to effect the Transaction.

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5.	Other Conditions. The Definitive Agreement shall include, but will not be limited to, the following terms and conditions, and this Letter is similarly subject to the following terms and conditions:

i.	closing of the Transaction will be conditional upon the parties having completed their respective due diligence investigations, the results of which are satisfactory to the parties their sole discretion;

ii.	CG will continue toward full cannabis license producer status and will not have the licensing application compromised in any way;

iii.	NVOS shares derived from the share exchange transaction shall be held in escrow until CG receives Licensed Producer (“LP”) status.

iv.	closing of the Transaction will be condition upon the parties receiving all regulatory approvals required to complete the Transaction;

v.	the parties agree to cooperate to prepare for filing the necessary current reports with the Securities and Exchange Commission (the “Exchange”) with respect to the Transaction, including a Form 8-K, within the regulatory required time limits following the closing of the Transaction

vi.	closing of the Transaction will be conditional upon the representations and warranties contained in the Definitive Agreement being true and correct in all material respects as of closing; and

vii.	no material adverse change shall have occurred in the business, assets, liabilities, results, financial condition, affairs or prospects of either party from the date hereof to the closing of the Transaction.

6.	Adjustment of Officers and Directors: At the closing of the Transaction, both parties will appoint directors to each other’s boards as described above.

7.	Confidentiality: Each party agrees that, subject to compliance with applicable laws, it will keep confidential, and not release to any other person, this proposal, the contents of this Letter of Intent and any of the proprietary business, technical or other information obtained by it during its due diligence inquiries and any related negotiations. Each party’s obligations in this respect shall survive the closing of the Transaction or any termination of the proposed Transaction between the parties or the termination of this LOI.

8.	Disclosure: No public announcement concerning the Transaction contemplated herein or the status of the discussions between the parties hereto shall be made by either party unless and until the same has been approved by both parties hereto, or unless such disclosure is required by any government laws, rules or regulations, by any government regulatory authorities or any stock exchange having jurisdiction over either party, provided that prior written notice is provided to the other party respecting such disclosure or public announcement and such party has been provided reasonable opportunity to review and comment on the proposed disclosure.

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9.	Costs: The parties will each be solely responsible for and bear their own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisors, incurred at any time in connection with pursuing or consummating the Transaction. Each party’s obligations in this respect shall survive the closing of the Transaction or any termination of the Transaction between the parties. It is expressly understood that both parties’ counsel will be together responsible for preparing the documents required to complete the Transaction, including the filing statement required to be filed with the Exchange in connection with the Transaction.

10.	Exclusivity: The parties hereby agree that until the Termination Date (as defined below) or the date the parties enter into the Definitive Agreement, each party and their respective directors, officers, employees, agents and representatives will not, directly or indirectly:

i.	solicit, initiate or encourage the initiation of any expression of interest, inquiries or proposals regarding, constituting or that may reasonably be expected to lead to any merger, amalgamation, take-over bid, tender offer, arrangement, recapitalization, liquidations, dissolution, share exchange, sale of material assets involving the parties or a proposal or offer to do so (the “Acquisition Proposal”) (including without limitation, any grant of an option or other right to take any such action);

ii.	participate in any discussions or negotiations regarding an Acquisition Proposal;

iii.	accept or enter into, or propose publicly to accept or enter into, any agreement, letter of intent, memorandum of understanding or any arrangement in respect of an Acquisition Proposal; and

iv.	otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any person to do any of the foregoing.

11.	Binding Effect: The consummation of the Transaction is subject to the entry of the Definitive Agreement. The Definitive Agreement is subject to the board approval of each of the parties.

12.	Termination: If the Definitive Agreement is not negotiated and executed by both parties on or before November 15, 2018 or such other date as agreed to by the parties (the “Termination Date”), then the terms of this LOI will be of no further force or effect except for Section 7 (Confidentiality), Section 9 (Costs) and Section 13 (Governing Laws). Section 7 (Confidentiality) and Section 13 (Governing Laws) will remain in effect for a period of one (1) year following the date this LOI is terminated.

13.	Governing Laws: This Letter of Intent will be governed by and be construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The parties agree that any dispute arising out of or relating to this LOI shall be subject to the exclusive jurisdiction of the courts in and for the Province of Ontario and each party agrees to submit to the personal and exclusive jurisdiction and venue of such courts. Governing law and jurisdiction regarding the Definitive Agreement shall be negotiated between and agreed to by the parties and set out in the Definitive Agreement.

14.	Counterparts and Delivery: This Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. This Letter may be executed and delivered by facsimile or electronic transmission and the parties may rely on a facsimile or electronic signature as though it were an original signature.

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If the terms outlined above are acceptable to you please sign and date this Letter in the space provided below and return a signed copy to the undersigned.

Very truly yours,

Novo Integrated Sciences Inc. and Novo Healthnet Limited

By	/s/ Robert Mattacchione
Robert Mattacchione, Chairman, Novo Healthnet Limited

By	/s/ Chris David
Chris David, President, Novo Integrated Sciences Inc.

ACKNOWLEDGED AND AGREED to on October 10, 2018:

CannaPiece Group Inc.

By	/s/ Ahmad Rasouli
Ahmad Rasouli, CEO